Exhibit (p)(37)

PAGE 1 of 27	SECTION NUMBER Appendix A
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POLICY Code of Ethics (the “Code”)

Table of Contents

1.	Introduction and Purpose of the Code
2.	Statement of General Principles
3.	Standards of Business Conduct
4.	Definitions
5.	All Employees - Restrictions on Outside Business Activities
6.	All Employees - Restrictions on Gifts from Business Associates
7.	Whistleblower Reporting and Procedures
8.	All Employees - Requirements for Personal Accounts
9.	All Employees - Prohibited Transaction in Securities
10.	Reporting Requirements
11.	Certifications
12.	Penalties and Sanctions
13.	Duties of the Chief Compliance Officer and Executive Committee
14.	Recordkeeping

Exhibits

Exhibit A	Statement of Policies and Procedures Designed to Detect and Prevent Insider Trading
Exhibit B	Gift and Entertainment Policy
Exhibit C	Employee Complaint (Whistleblower) Reporting and Procedures

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POLICY Code of Ethics (the “Code”)

1.	Introduction and Purpose of the Code.

As an investment advisory firm, Horizon owes a fiduciary responsibility to our Advisory Clients. Horizon and every employee of Horizon (“Employee”) principally located at or associated with the offices of Horizon at 470 Park Avenue South, New York, New York owe those Advisory Clients a duty of undivided loyalty. Advisory Clients expect Horizon to act in their best interests at all times; therefore, Horizon seeks to maintain a reputation for fair dealing and honesty.

The Code complies with the requirements of both Rule 17j-1 of the Investment Company Act, applicable when Horizon acts as sub-adviser to a registered investment company, and Rule 204A-1 under the Advisers Act. It establishes standards of conduct expected of all Employees and addresses conflicts that arise from Employees’ personal trading and other activities. Every Employee is expected to fully understand and adhere to the policies and procedures set forth in the Code. Horizon holds all Employees equally accountable to every provision within this Code regardless of title and/or work function. As each Employee must be aware, Horizon works in a highly regulated industry and is governed by an ever-increasing body of federal, state, and international laws and numerous rules and regulations which, if not observed, can subject Horizon and/or Employees to regulatory sanctions.

The Code is designed to establish procedures for the detection and prevention of activities by which persons having knowledge of the holdings, recommended investments and investment intentions of Horizon’s Advisory Clients, including the investment funds, for which Horizon acts as adviser or sub-adviser (collectively, “Advisory Clients”) may abuse their fiduciary duties, and otherwise to deal with the type of conflict of interest situations addressed by Rule 17j-1 and Rule 204A-1.

Although the Code is intended to provide each Employee with guidance and certainty as to whether or not certain actions or practices are permissible, it does not cover every issue an Employee may face. In this regard, Horizon also maintains other compliance-oriented policies and procedures, among others: a Gift and Entertainment Policy, a Policy to Detect and Prevent Insider Trading, and Whistleblowers’ Procedures that may be directly applicable to an Employee’s specific responsibilities and duties. Nevertheless, this Code should be viewed as a guide for each Employee with respect to how Horizon must conduct business, specifically, that the interests of Advisory Clients must always come first.

If you have any questions about the Code, you should discuss them with the CCO or his/her designee, as soon as possible to ensure that you remain in compliance with the Code at all times. In the event that any provision of this Code conflicts with any other Horizon policy or procedure, the provisions of this Code shall apply.

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POLICY Code of Ethics (the “Code”)

All Employees are expected to read the Code carefully and observe and adhere to its guidance at all times. On an annual basis, and at such other times as the CCO may deem necessary or appropriate, every Employee must acknowledge in writing in the form set forth in Exhibit D that he or she has read the Code and agrees to comply with the Code as a condition of his or her employment.

No employee may, directly or indirectly through a spouse, do anything that would be prohibited or in violation of any Horizon policy.

2.	Statement of General Principles.

In general, every Employee must observe the following fiduciary principles with respect to his or her investment activities:

i.	At all times, each employee must place the interests of the Advisory Client first.

ii.	All personal securities transactions of each Employee must be in accord with the Code and done in such a manner as to avoid any actual or potential conflict of interest or any abuse of the Employee’s position of trust and responsibility.

iii.	No Employee should take inappropriate advantage of his or her position at Horizon.

3.	Standards of Business Conduct.

The specific provisions and reporting requirements of the Code are concerned primarily with those investment activities of an Employee who may benefit from or interfere with the purchase or sale of a portfolio security by an Advisory Clients. Employees are prohibited from using information concerning Horizon investment intentions for personal gain in a manner detrimental to the interests of any Advisory Client. In addition the information discussed in the Code, Employees are advised to cross reference the Employee Handbook for additional information with respect to business conduct.

A.	Compliance with Laws and Regulations.

Employees must comply with all federal, state and local laws, rules and regulations applicable to the business of Horizon, including, but not limited to, the federal securities

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laws.1 In particular, Employees are not permitted, in connection with the purchase or sale of a security, directly or indirectly, to:

i.	employ any device, scheme or artifice to defraud any Advisory Client;

ii.	make any untrue statement of a material fact or omit to state to such Advisory Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

iii.	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such Advisory Client; or

iv.	engage in any manipulative practice with respect to such Advisory Client.

B.	Conflicts of Interest.

As a fiduciary, Horizon has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its Advisory Clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any Advisory Client. All Employees must try to avoid situations that have even the appearance of conflict or impropriety.

C.	Conflicts Among Advisory Client Interests.

Conflicts of interest may arise when Horizon or its Employees have reason to favor the interests of one Advisory Client over another Advisory Client (e.g. larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which Employees have made material personal investments, accounts of close friends or relatives of Employees). The Code expressly prohibits favoritism of one Advisory Client account over another, which would constitute a breach of fiduciary duty.

D.	Competing with Advisory Client Trades.

All Employees are prohibited from using knowledge about A Security “Held or to be

[1]

For the Purposes of this Code, “federal securities laws” means the Securities Act of 1933 (the “Securities Act”), the Securities Exchange Act of 1934 (the “Exchange Act”), the Sarbanes-Oxley Act of 2002, the Company Act, the Adviser Act, Title V of the Gramm-Leach Bliley Act, and rules adopted by the United States Securities and Exchange Commission (the “Commission”) under any of these statutes, the Bank Secrecy Acts as it applies to fund and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

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Acquired” or A Security “Being Considered for Purchase or Sale”, as defined in Section 4 herein, to profit personally, directly or indirectly, as a result of such information, including the purchasing or selling such securities. Conflicts raised by personal securities transactions are addressed specifically in Sections 8-9 of this Code.

E.	Confidentiality of Advisory Client Transactions.

Unless disclosed in a public report to the Commission in the normal course of business, information concerning A Security “Held or to be Acquired” or A Security “Being Considered for Purchase or Sale”, as defined in Section 4 herein (as defined herein) shall be kept confidential by all Employees and disclosed by them only on a need to know basis in accordance with Horizon’s policy on Outside Communications, as the same may be adopted from time to time.

F.	Insider Trading.

All Employees are subject to Horizon’s separate insider trading policies and procedures, which are considered an integral part of this Code (attached as Exhibit A to this Code). In general, all Employees are prohibited from trading, either personally or on behalf of others, while in possession of material, nonpublic information. Employees are also prohibited from communicating material nonpublic information to others in violation of the law.

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G.	Personal Securities Transactions.

All Employees must strictly comply with Horizon’s policies and procedures regarding personal securities transactions. As explained in further detail below, this Code sets forth the applicable standards for personal trading by Employees subject to its provisions.

4.	Definitions. – As used herein:

A. “Supervised Person2” means any Horizon Employee regardless of title or job function. Horizon’s definition treats every Employee located at or associated with Horizon, as a Supervised Person.

B. “Advisory Client” means any Advisory Client of Horizon.

C. “Beneficial Interest” means any interest by which an Employee, or any “Family Member” living in the same household as an Employee, can directly or indirectly derive monetary benefit from a personal security transaction. For purposes of this Code, “Family Member” shall include: grandparents, parents, mother-in-law- or father-in-law; husband, wife, or domestic partner (whether registered or unregistered under applicable law); brother, sister, brother-in-law, sister-in-law, son-in-law, or daughter-in-law; children (including step and adoptive relationships); and grandchildren. In a situation in which the status of a “Family Member” is in question, such person shall be presumed to be a “Family Member” for purposes of this Code.

D. “Chief Compliance Officer” is the person appointed by Horizon as responsible for the day-to-day administration of the Code.

[2]

According to Section 202 of the Investment Advisers Act, a “supervised person” means “any partner, officer, director (or any other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.”

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E. “Employee Handbook” is a separate document distributed to Employees outlining Horizon’s standard business practices with respect to human resource issues.

F. “Initial Public Offering (“IPO”)” means any offering of securities registered under the Securities Act, the issuer of which immediately before the registration was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

G. “Personal Account” means any account owned by, or in which a Beneficial Interest is owned, in the name of an Employee/Access Person, any account in which an Employee/Access Person has any direct or indirect Beneficial Interest, or any account in which an Employee has trading authority or power of attorney.

H. “Private Placement” means any offering that is exempt from registration pursuant to Section 4(2) or Section 4(6) of the Securities Act or pursuant to Rules 504, 505, 506 under the Securities Act.

I. “Security(ies)” means, generally, any investment, instrument, asset, or holding in which an Advisory Client invests, or may consider investing. Among other things, a “Security” includes any note, stock, treasury stock, security future, financial futures contract or option thereon, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any limited partnership or other interests in private funds, any put, call, straddle, option, or privilege pertaining to any security. References to “Security” in the Code shall include any warrant for, option in, or security or other instrument immediately convertible into or whose value is derived from that “Security” and any instrument or right which is equivalent to that “Security.”

J. A Security “Held or to be Acquired”: any security that is currently within any Advisory Client account or currently being purchased within an Advisory Client account.

K. A Security “Being Considered for Purchase or Sale”: any security listed on “Horizon’s Restricted List” and therefore ineligible for purchase in Advisory Client or Employee accounts.

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L. Non-Discretionary Account: Employees with accounts managed by a third party need not pre-clear trades in such account. In addition, trades in such accounts are not subject to the Code’s holding periods. For such accounts, approval of the CCO is required, and documentation of the third-party relationship must be submitted with such approval requests.

5.	All Employees – Restrictions on Outside Business Activities.

No Employee may serve as a director, trustee, officer, owner or partner of any other business organization, with or without compensation, without prior written approval of the CCO. An Employee may serve without compensation as a director, trustee, officer, or representative of a non-profit organization without prior approval if there is no conflict of interest with the Employee’s duties to Horizon. Employees must report all outside business activities annually.

6.	All Employees – Restrictions on Gifts from Business Associates.

All Employees are subject to Horizon’s separate Gift and Entertainment Policy, which is considered an integral part of the Code and is attached hereto as Exhibit B.

7.	Whistleblower Reporting and Procedures.

All Employees are subject to Horizon’s separate Employee Complaint (Whistleblower) Reporting and Procedures, which is considered an integral part of the Code and is attached hereto as Exhibit C.

8.	All Employees – Requirements for Personal Accounts.

All Employees must obtain pre-approval before opening a new Personal Account with a financial firm or institution (e.g., broker, dealer, adviser, bank, etc.). Employees may maintain Personal Accounts with the broker, dealer, or bank of their choice.

9.	All Employees – Prohibited Transactions is Securities.

(Note: Any profits realized on trades prohibited by this Section 9 may be, in the sole discretion of the CCO and/or General Counsel, subject to disgorgement.)

A. Personal Securities Transactions.

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In addition to the prohibitions or restrictions imposed in Sections 1 and 8 of this Code, an Employee is further prohibited from purchasing or selling any Security (other than those exempt securities described below) without the required pre-clearance approval of Compliance or Legal.

All personal transactions submitted to Compliance will be reviewed against the following to assess if a potential conflict exists:

1)	The Restricted List – The Restricted List is comprised of securities that are the subject of a report that will be published to external subscribers of the Horizon Research Group.

2)	The Gray List – The Gray List is comprised of securities that Horizon is in the process of buying or selling in a client account over an extended period of time. Open orders and recent executions contained in Horizon’s order management system (“OMS”) – The OMS will be used to assess information about open orders being worked by the trading desk, as well as the recent transaction history of a particular security in client accounts.

Subject to certain limited exceptions described below, Employee preclearance requests will be declined if the request involves a security on the Restricted List or Gray List.

Notwithstanding anything to the contrary in this Section, the CCO and/or General Counsel MAY, in their sole discretion, deny any Employee pre-clearance request.

B. Transactions Requiring Pre-Approval.

The following transactions by Employees may be effected in their Personal Accounts ONLY after you have attained pre-approval of the Compliance or the General Counsel.

i. Purchasing any Security in an IPO or Private Placement, including any interest in a Private Fund, or selling any interest in a Private Fund; or

ii. Purchasing or selling any interest in a collective investment vehicle that is exempt from registration under the Securities Act, including, but not limited to, hedge funds, private funds or similar investment limited partnerships.

iii. Purchasing or selling any Security for his or her Personal Account or for which the Employee has a Beneficial Interest.

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C. Holding Periods.

1.	Any security purchased must be held for at least 30 calendar days unless the employee has obtained a written waiver of the holding period from the CCO.

2.	Investment professionals must hold Covered Securities for at least 6 months unless the employee has obtained a written waiver of the holding period from the CCO.

a.	“Investment Professionals” shall be defined as anyone performing a portfolio management, analyst or research function.

b.	“Covered Securities” shall be defined as any security held in one or more client accounts at the time of the proposed Employee sale.

3.	Purchases of FRMO CORP (ticker – FRMO.PK) must be held for 180 days unless the employee has obtained a written waiver of the holding period from the CCO.

D. Exemptions to Pre-clearance Rules.

Securities that are exempted from pre-clearance and holding period restrictions (no pre-clearance submission required):

•	Open ended mutual funds that are not advised by a HAM affiliate or subadvised by HAM;

•	Direct obligations of the US government;

•

Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short term debt instruments (defined as any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization or which is unrated but of comparable quality), including repurchase agreements;

•	Shares of money market funds;

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•	Shares issued by unit investment trusts that are invested exclusively in one or more mutual funds that are not advised or sub-advised by HAM;

•	Commodities;

•	Currencies; and

•	ETFs that invest directly in commodities or currencies.

Securities that are exempted from pre-clearance restrictions, but still subject to holding period restrictions and reporting requirements:

•	Highly liquid ETFs that are comprised of 30 or more holdings and not advised by a HAM affiliate or subadvised by HAM;

•	Up to 100 shares per day of any issuer with a market capitalization of at least $2B at the time of investment;

•	Up to 1,000 par value of any bond whose issuer has a market capitalization of at least $2B at the time of investment;

•	Up to 500 shares per day of any issuer with a market capitalization of at least $5B at the time of investment; and

•	Up to 5,000 par value of any bond whose issuer has a market capitalization of at least $5B at the time of investment.

Transactions submitted for pre-approval that meet the following criteria will be exempted from the Gray List restriction but are still subject to the Code’s holding period:

•	Up to .5% of the 15 day average daily volume in the security (must have a minimum daily average volume of at least 15,000 shares).

Additional transactions by Employees expressly exempt from the prohibitions or restrictions of this Section 9.

i. Purchases or sales of Securities made in a Personal Account over which an Employee has no direct or indirect influence or control, such as Personal Accounts that are managed

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by a third party over which such Employee has no investment discretion (Note: Any Personal Account covered by the provisions of Section 9.D. remain subject to the reporting requirements of Section 10);

ii. Involuntary purchases and sales of Securities in a Personal Account, such as Securities received pursuant to a dividend reinvestment plan or stock split or through a gift or bequest;

iii. Purchases of Securities in a Personal Account that result from the exercise of rights acquired from an issuer as part of a pro rata distribution to all holders of a class of Securities of such issuer and the sale of such rights; or

iv. Transactions in any Security not otherwise prohibited or restricted by Section 9(a) or 9(b) or any other provision of this Code.

E. Certain Pre-Approvals; Length of Pre-Approvals.

i. Employees seeking pre-approval for the acquisition of an IPO or Private Placement, including an interest in a Private Fund, or the sale of an interest in a Private Investment Fund, must set forth in detail the rationale for such transaction including a copy of the Offering Memorandum.

ii. Pre-approval for any proposed security transaction remains in effect until the end of the business day on which such pre-approval is granted, or until the next immediately available date for subscription in the case of a Private Investment Fund, or as otherwise specified by the CCO. (See Exhibit D for the applicable pre-approval forms.)

10.	Reporting Requirements.

A. Quarterly Reports.

Each Employee must attest to, within 30 days after the end of each calendar quarter, all transaction in Securities occurring in the quarter in his/her Personal Account (See Exhibit D for a form of the Report.) If there were no such transactions, the report should so state. Any new accounts opened during the quarter must be reported on such form as well.

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B. Initial Reports.

All Employees shall, within 10 days after becoming an Employee, and at least annually (within 30 days after calendar year end) thereafter, provide a written holdings report to the CCO with the information, set forth below. Such report can be made via attaching statements signed by such Employee with information current as of a date no more than 45 days before the report is submitted.

i.	Name(s) in which the Personal Account is registered;

ii.	Title, number of shares, principal amount, interest and maturity (if applicable), and CUSIP number or Ticker symbol (if applicable), of each Security held in the Personal Account;

iii.	Name of broker, dealer or bank with which Personal Account in maintained; and

iv.	The date the report is submitted.

C. Annual Reports.

All Employees shall, at least annually (within 30 days after calendar year end), attest to the holdings and accounts listed in the MyCompliance Office system. Each Employee is responsible for ensuring that all Personal Accounts and holdings are accurately listed in the report.

D. Beneficial Ownership Disclaimed.

Reports submitted pursuant to this Code may contain a statement that the report is not to be construed as an admission that the Employee has or had any direct or indirect Beneficial Interest in any Security to which the report relates.

E. Securities Exempt from Reporting Requirements.

Holdings of and transactions in the following types of Securities are exempt from the reporting requirements of the Code, and duplicate copies of confirmations and periodic statements of Personal Accounts in which only the following types of Securities may be held do not have to be reported to the CCO:

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i. Involuntary purchase or sales of Securities in a Personal Account, such as Securities received pursuant to a dividend reinvestment plan or a stock split or through a gift or bequest;

ii. Purchases of Securities in a Personal Account that result from the exercise of rights acquired from an issuer as part of a pro-rata distribution to all holders of a class of Securities of such issuer and the sale of such rights; or

iii. Securities issued by the U.S. Government, its agencies, instrumentalities and government-sponsored enterprises; or

iv. Bankers’ acceptances, bank certificates of deposit, commercial paper, short-term debt instruments provided such debt instruments have a maturity at the date of issuance of less than 365 days and are rated in one of the two highest rated categories by a nationally recognized statistical rating organization;

11.	Certifications.

A. All Employees shall certify at least annually that they have read and understood the Code, recognize that they are subject to its requirements and have complied with the requirements of the Code.

B. All Employees shall certify annually that they have reported all transactions in and holdings of Securities in Personal Accounts required to be reported pursuant to the Code.

12.	Penalties and Sanctions.

A. Any profits realized on trades prohibited by Sections 8-9 shall be subject to disgorgement.

B. Any violation of this Code shall be subject to the imposition of such sanctions by the CCO, as the CCO deems appropriate under the circumstances to achieve the purposes of this Code, provided, however, if the sanctions include suspension or termination of employment, such suspension or termination must be approved by Horizon’s EC.

C. Such sanctions may include, but will not necessarily be limited to, one or more of the following: a letter of censure; restitution of an amount equal to the difference between the price paid or received by the affected Advisory Client(s) and the more advantageous price paid or received by the offending person; the suspension or termination of personal trading privileges; or the suspension or termination of employment.

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D. Horizon reserves the right to take any legal action it deems appropriate against any Employee who violates any provision of this Code and to hold Employees liable for any and all damages (including, but not limited to, all costs and attorney fees) that Horizon may incur as a direct or indirect result of any such Employee’s violation of this Code or related law or regulation.

E. An Employee may request review by the EC of a decision or determination made by the CCO pursuant to this Code. The EC, in its sole discretion, may elect to consider or reject the request for review.

13.	Duties of the CCO and the Executive Committee (“EC”).

The CCO shall have the following responsibilities:

A.	Maintaining a current list of the names of all Employees with an appropriate description of their title or employment;

B.	Furnishing all Employees with a copy of this Code and initially and periodically informing them of their duties and obligations thereunder;

C.	Designating, as desired, appropriate personnel to review transaction and holdings reports submitted by Employees;

D.	Reviewing and considering pre-approval requests from Employees and setting forth in detail the rationale for any approvals granted to such Employee;

E.	Maintaining or supervising the maintenance of all records required by this Code;

F.	Preparing listings of all transactions effected by any Employee in violation of Section 8-9 of this Code;

G.	Issuing any interpretation of this Code that may appear consistent with the objectives of this Code;

H.	Conducting such investigations, including scrutiny of the listings referred to in this Section 13(f) above, as shall reasonably be required to detect and report any apparent

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violations of this Code to the EC and to the Board of Directors of Horizon;

I.	Submitting a written report at least annually to the EC with respect to:

i. issues arising under the Code since the last report to the EC, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations;

ii. summaries of existing procedures concerning personal investing and any changes in the procedures made during the previous year;

iii. identification of any changes in existing restrictions or procedures based upon experience under the Code, evolving industry practices or developments in applicable laws or regulations;

iv. reports with respect to the implementation of this Code through orientation and training programs and on-going reminders; and

v. certifications that Horizon has adopted procedures reasonably designed to prevent Employees from violating the Code.

The EC is responsible for considering and approving amendments to the Code, and reviewing and considering any decisions made by the CCO, with respect to an apparent Code violation, upon request of an Employee or involving suspension or termination of employment.

14.	Recordkeeping.

The CCO shall maintain and cause to be maintained in an easily accessible place, the following records;

A. A copy of any Code, including the Code, adopted pursuant to Rule 204A-1 under the Advisers Act, which has been in effect during the most recent five-year period;

B. A record of any violation of such Code, and any action taken as a result of such violation, within five years from the end of the fiscal year of Horizon, from date of violation;

C. A copy of all written acknowledgments by Employees for the most recent five years;

D. A copy of each report made by an Employee, as well as trade confirmations and/or

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account statements that contain information not duplicated in such reports, within five years from the end of the fiscal year of Horizon in which such report is made or information is provided, the first two years in an easily accessible place;

E. A copy of each report made by the CCO within five years from the end of the fiscal year of Horizon in which such report is made or issued, the first two in an accessible place;

F. A list, in an easily accessible place, of all persons who are, or within the most recent five year period have been Employees or were required to make reports pursuant to Rules 204A-1 and this Code or who are or were responsible for reviewing these reports; and

G. A record of any decision, and the reasons supporting the decision, to permit an Employee to acquire a Private Placement or IPO security, for at least five years after the end of the fiscal year in which permission was granted.

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Exhibit A

POLICIES AND PROCEDURES

DESIGNED TO DETECT AND PREVENT INSIDER TRADING

Section I. Policy Statement on Insider Trading.

Horizon forbids any of its Employees from trading, either personally or on behalf of others on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.” Horizon’s policy applies to every Employee and extends to activities within and outside the scope of Employees’ duties at Horizon. Every Employee must read and retain this Policy Statement on Insider Trading. Any questions regarding this Policy Statement should be referred to the CCO or in his/her absence, his/her designee, who is responsible for monitoring this Policy Statement on Insider Trading and the procedures established herein.

THIS POLICY STATEMENT ON INSIDER TRADING APPLIES TO THE FIRM,

EMPLOYEES AND THE ADVISORY CLIENTS

The term “insider trading” is not defined in the federal securities laws, but is generally understood to refer to the use of material nonpublic information, and to the communication of material nonpublic information to others, to trade in securities (whether or not one is an “insider”) of the issuer of the securities being traded).

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

(i) trading by an insider while in possession of material nonpublic information;

(ii) trading by a non-insider while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

(iii) an insider, or a non-insider described in clause (ii) above, from communicating material nonpublic information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this Policy Statement on Insider Trading, you have any questions, you should consult the CCO or his/her designee.

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Who is an Insider?

The concept of “insider” is broad. It potentially includes all Employees of Horizon. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and, as a result, is given access to information solely for the company’s purposes. Horizon may become a temporary insider of a company it advises or for which it performs other services. Temporary insiders can also include, among others, a company’s law firm, accounting firm, consulting firm, bank, and the employees of such organizations.

What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. “Material information” is generally defined as (i) information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, (ii) information that, if publicly disclosed, is reasonably certain to have a substantial effect on the price of a company’s securities, or (iii) information that could cause insiders to change their trading patterns. Information that Employees should consider material includes, without limitation, changes in dividend policies, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and significant new products, services or contracts.

Material information can also relate to events or circumstances affecting the market for a company’s securities. For example, in 1987, the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a reporter from The Wall Street Journal was found criminally liable for disclosing to others the dates that reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or not.

What is Nonpublic Information?

Information is nonpublic until such time as it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation, would be considered public. In addition, if information is being disseminated to traders generally by brokers or institutional analysts, such information would be considered public unless there is a reasonable basis to believe that such information is confidential and came from a corporate insider.

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Bases for Liability

Fiduciary Duty Theory

In 1980, the Supreme Court found that there is no general duty to disclose before trading on material nonpublic information, but that such a duty arises where there is a fiduciary relationship. A relationship must exist between the parties to a transaction such that one party has a right to expect that the other party will disclose any material nonpublic information or will refrain from trading.

In 1983, the Supreme Court stated that outsiders can acquire the fiduciary duties of insiders (i) by entering into a confidential relationship with a company through which the outsider gains material nonpublic information (e.g., attorneys, accountants, underwriters or consultants), or (ii) by becoming a “tippee” if the outsider is, or should have been, aware that it has been given confidential information by an insider who has violated his or her fiduciary duty to the company’s shareholders.

However, in the “tippee” situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be pecuniary, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

Misappropriation Theory

Another basis for insider trading liability is the “misappropriation theory”, where liability is established when trading occurs on material nonpublic information that was stolen or misappropriated from another person. The Supreme Court found, in 1987, that a columnist defrauded The Wall Street Journal when he stole information from The Wall Street Journal and used it for trading in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the following penalties, even if he or she does not personally benefit from the violation. Penalties include civil injunctions; treble damages; disgorgement of profits; jail sentences; and substantial fines. In addition, any violation of this Policy Statement on Insider Trading can be expected to result in serious sanctions by Horizon, including dismissal of any Employees involved.

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Section II. Procedures to Implement Horizon’s Policies Against Insider Trading and to Comply with Section 204A under the Advisers Act

The following procedures have been established to aid Employees in avoiding insider trading, to aid Horizon in preventing, detecting and imposing sanctions against insider trading, and to comply with Section 204A under the Advisers Act, as amended. Every Employee must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult the CCO or his/her designee.

Identifying Inside Information

Before trading for yourself or others (including an Advisory Client) in the securities of a company about which you may have potential inside information, ask yourself the following questions:

(i)	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed? Is this information which could cause insiders to change their trading habits?

(ii)	Is the information nonpublic? To whom has this information been provided? Has the information been filed with the SEC, or been effectively communicated to the marketplace by being published in Reuters Economic Services, The Wall Street Journal or other publications of general circulation, or by appearing on the wire services?

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have a question as to whether the information is material and nonpublic, you should take the following steps:

(i) Report the matter immediately to the CCO or his/her designee;

(ii) Do not purchase or sell the securities of the relevant company on behalf of yourself or others, including the Advisory Clients; and

(iii) Do not communicate the information to anyone inside or outside Horizon, other than to the CCO or his/her designee.

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After the CCO or his/her designee has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

Restricting Access to Material Nonpublic Information

Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within Horizon. Horizon is establishing this policy to help avoid conflicts, appearances of impropriety, and the misuse of confidential, proprietary information. In addition, care should be taken so that all material nonpublic information is secure. For example, files containing material nonpublic information should be sealed, and access to computer files containing material nonpublic information should be restricted.

Contacts with Third Parties

Requests of third parties, such as the press and analysts, for information should be directed to the CCO.

Resolving Issues Concerning Insider Trading

If, after consideration of the items set forth in this Appendix A, doubt remains as to whether information is material or nonpublic, or if there are any unresolved questions as to the applicability or interpretation of the foregoing procedures or as to the propriety of any action, these matters must be promptly discussed with the CCO or his/her designee before trading on or communicating the information to anyone.

Section III. Supervisory Procedures

The role of the CCO is critical to the implementation and maintenance of Horizon’s policies and procedures against insider trading. Supervisory procedures can be divided into two classifications – prevention of insider trading and detection of insider trading.

Prevention of Insider Trading

To prevent insider trading, the CCO should:

(i)	ensure that Employees are familiar with Horizon’s policies and procedures;

(ii)	answer questions regarding Horizon’s policies and procedures;

(iii)	resolve issues of whether information received by an Employee is material and nonpublic;

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(iv)	review on a regular basis and update as necessary Horizon’s policies and procedures;

(v)	when it has been determined that an Employee has material nonpublic information:

a.	implement measures to prevent dissemination of such information, and

b.	restrict Employees from trading in the securities.

Detection of Insider Trading

To detect insider trading, the CCO or his/her designee should:

(i)	review the trading activity and other reports received from each Employee;

(ii)	review the trading activity of Advisory Clients; and

(iii)	coordinate the review of such reports with other appropriate Employees.

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Exhibit B

Gift and Entertainment Policy (“GEP”)

Horizon strives to maintain a high standard of business ethics, which it believes are consistent with good corporate citizenship. To ensure that these standards are not being violated, the firm requires all Employees to perform their jobs in an ethical and legal fashion. Horizon competes and earns its business and its reputation through the quality of the service and expertise it provides, not by gifts, lavish entertainment, and the like. Moreover, the provision or exchange of gifts or lavish entertainment can result in violations of laws, rules, and regulations.

The GEP sets forth Horizon’s rules and restrictions related to giving/receiving gifts and entertainment. Application of the rules of the GEP can vary depending upon the business or social context, who the recipient is, the nature of the gift or entertainment, and the entity involved.

ALL gifts and entertainment must be pre-cleared through the MyCompliance Office System. For any gift or entertainment that could not reasonably be pre-cleared, the Employee should nonetheless inform the CCO as soon afterwards as practicable.

A.	Gifts

•	An Employee may not give or receive a gift that could influence or appear to influence the business judgment of the Employee or the Recipient/Donor.

•	You may not give/receive cash or cash equivalents (including gift certificates) to/from anyone doing business with Horizon.

•

There are significant limitations and/or prohibitions on giving gifts to: government officials; principals, officers and employees of exchanges and regulatory organizations; U.S. union officials; and fiduciaries of ERISA Plans (collectively “Restricted Recipient”). As a practical matter, no Horizon Employee shall knowingly give a gift to a Restricted Recipient.

•

In general, gifts are restricted to a total of $100 per person per calendar year. When seeking approval and registering a gift in the GEL; Employee shall provide the date, name and employer of the person offering/receiving the gift, a description and the approximate value of the gift.

•

De minimum gifts (token gifts, i.e. – pens, notepads, desk ornament), Promotional Gifts (umbrellas, tote bags, t-shirts) and Bereavement Gifts (reasonable and customary gifts such as flowers or food baskets given in connection with a funeral or memorial service) are not included in the calculation of the $100 limit, but they must, nonetheless, be registered in the GEL.

•	Personal gifts (Employee’s relationship with the other party is a personal one, which typically would be long-standing or arises primarily out of activities or relationships not

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involving Horizon) are not restricted by this policy.

B.	Meals and Entertainment

Horizon generally encourages participation in appropriate entertainment events to foster better business relationships. Although there is not a defined limit on the value of meals or entertainment to be received or offered, Horizon advises Employees to utilize discretion in accepting or offering either. Keep in mind that providing or receiving even the most nominal meal or entertainment requires reporting through MyCompliance Office.

•	An Employee may not entertain or be entertained if such entertainment could influence or appear to influence proper business judgment.

•

The Employee and the Recipient/Donor both must attend the entertainment event. Entertainment will be considered a gift, and fall under the limitations and restrictions that apply to gifts if the Donor does not attend the event.

•

Lavish entertainment is prohibited. In general, events such as meals, theater, sporting events, leisure activities, and day outings would not be considered lavish. If you have a question about whether or not entertainment is “lavish”, contact the CCO.

•

Excessive entertainment – e.g., where the Employee or the Recipient is repeatedly being taken to meals, sporting events or other leisure activities is prohibited. Although excessive entertainment clearly depends upon the facts and circumstances, a pattern of entertainment, even if consistent with industry standards, may raise issues in hindsight.

C.	Violations of the GEP

If an Employee fails to get approval, exceeds the guidelines, or otherwise fails to comply with the GEP, Horizon may take appropriate disciplinary action, including but not limited to, returning gifts, not reimbursing out-of-pocket expenses or other remedial action against the offending Employee.

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Exhibit C

Employee Complaint (Whistleblower) Reporting and Procedures

Horizon is committed to achieving compliance with all applicable securities laws and regulations, accounting standards, accounting controls and audit practices. Accordingly, a process has been created to allow all Employees to submit a good faith complaint, on an anonymous basis, without fear of dismissal or retaliation of any kind, to Horizon’s Human Resources Director (the “HR Director”). The HR Director, together with the General Counsel and/or CCO, will oversee the treatment of Employee complaints. As a first step, you are always obligated to report any irregularities in the matters set forth above to your immediate supervisor or another manager. If, however, you are uncomfortable doing so for any reason or simply prefer not to report to those persons, you may submit your complaint to the CCO or General Counsel. If you prefer to submit a complaint anonymously, you may mail such complaint or message to the CCO New York offices, or to any officer or director of Horizon. The following is a brief summary of the procedures for submitting a complaint:

a. Content of Complaints. – The complaint or concern should, to the extent possible, contain (i) a complete description of the alleged event, matter or issue that is the subject of the complaint, including the approximate date and location; (ii) the name of each person allegedly involved in the conduct giving rise to the complaint or concern; and (iii) any additional information, documentation or other evidence available to support the complaint or concern or aid the investigation. Complaints or concerns that contain unspecified wrongdoing (for example, “John Doe is a crook”) or broad allegations without verifiable support may reduce the likelihood that an investigation based on such complaints or concerns will be initiated.

b. Treatment of Complaints after Submission. – The CCO is responsible for monitoring the whistleblower submissions. After receiving a complaint, the CCO will review the complaint and determine the proper course of action and/or response to the complaint.

c. Determining the Status of Your Complaint. – If you want to follow up on the status of your complaint, you may contact the CCO. However, depending on the sensitive or confidential nature of the issues, you may not be able to be advised of the status of the complaint.

d. Confidentiality/Anonymity. – The anonymity of the Employee making a complaint will be maintained to the extent reasonably practicable within the legitimate needs of law and any ensuing evaluation or investigation. If you would like to discuss any matter with the EC or the

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CCO, you should indicate this in the submission and include a telephone number or email address at which you may be contacted, if appropriate.

e. No Retaliation Permitted. – Horizon does not permit retaliation against, nor will it discharge, demote, suspend, threaten, harass or discriminate against, any Employee for submitting a complaint made in good faith. “Good Faith” means that the Employee has a reasonably held belief that the complaint is true.